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                                                                   Exhibit 23.02


INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-106725 of Acusphere, Inc. of our report dated April 11, 2003 (September 12, 2003 as to the effects of the reverse stock split described in Note 13)(which report expresses an unqualified opinion and includes an explanatory paragraph relating to the application of certain procedures applied to the 2000 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such procedures), relating to the financial statements of Acusphere, Inc. appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
September 12, 2003